Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. ANNOUNCES $50 MILLION

PRIVATE PLACEMENT OF SENIOR UNSECURED NOTES

JERICHO, NY, February 21, 2017 --- Getty Realty Corp. (NYSE:GTY) announced today it has issued $50.0 million of senior unsecured notes maturing in 2025 bearing interest at a fixed rate of 4.75%. The senior unsecured notes were issued in a private placement with The Prudential Insurance Company of America (“Prudential”), and are subject to the same terms and conditions as the Company’s existing senior unsecured notes with Prudential. Proceeds from the transaction were used to repay outstanding indebtedness on the Company’s floating rate revolving credit facility.

The senior unsecured notes have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities laws.

This press release is for information only, does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Getty Realty Corp.

Getty Realty Corp. is the leading publicly-traded real estate investment trust in the United States specializing in the ownership, leasing and financing of convenience store and gasoline station properties. As of September 30, 2016, the Company owned and leased 835 properties nationwide.

Contact:	Investor Relations
(516) 478-5418
ir@gettyrealty.com